                             CONSIGNMENT AGREEMENT
                             ---------------------

CONSIGNMENT AGREEMENT ("Agreement") made as of the 15th day of March, 1996, by and between BANQUE PARIBAS, a corporation organized and existing under the laws of France, with an office at 787 Seventh Avenue, New York, New York 10019 ("Consignor") and OROAMERICA, INC., a Delaware corporation with its principal office at 443 North Varney Street, Burbank, California 91502 ("Consignee").

Consignee has requested that Consignor deliver precious metals on consignment for sale to Consignee and Consignor may make those deliveries and sales on the terms and conditions of this Consignment Agreement. To effectuate this arrangement, Consignor and Consignee agree as follows:

1.  DEFINITIONS.

    For the purposes of this Agreement, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

    "Affiliate Foreign Vendor" shall mean any vendor of Consignee's products located outside of the United States in which Consignee has a forty-five percent (45%) or greater ownership interest and which is listed on Exhibit A-3 attached hereto.

    "Collateral Agent" shall mean Fleet Precious Metals Inc., a Rhode Island corporation, as collateral agent for itself, Consignor and others pursuant to the Intercreditor Agreement.

    "Consignee's Counsel" shall mean Ervin, Cohen & Jessup, or such other counsel as Consignee may retain.

    "Consignment Limit" shall mean the lesser of: (i) Thirty Thousand (30,000) ounces of fine gold; or (ii) Consigned Precious Metal with a Fair Market Value equal to Twelve Million Dollars ($12,000,000).

    "Consigned Precious Metal" shall mean Precious Metal which Consignor has consigned to Consignee pursuant to the terms of this Agreement for which full payment has not been received or which has not been Redelivered to Consignor.

    "Credit Agreement" shall mean the Agreement between Consignee and Bank of America National Trust and Savings Association dated as of July 22, 1994, as amended, pursuant to which Consignee borrows working capital secured by accounts receivable and other collateral, and all amendments, refinancings, renewals, extensions, substitutions and replacements thereof, with the same or different lenders.

    "Daily Consignment Fee" shall mean, for each day, the sum obtained by multiplying the Consignment Fee, as defined in the Pricing Schedule, by one-three hundred sixtieth (1/360) by the Fair Market Value of the Consigned Precious Metal for that day, or such other amount as Consignor shall determine in its sole discretion on thirty (30) days prior Notice to Consignee.

    "Deliver" shall mean, as determined by Consignor, either to actually ship or to credit Precious Metal to the account of Consignee with one or more third parties when no physical movement thereof is contemplated by the parties.

    "Delivery" shall mean, as determined by Consignor, either actual shipment or Consignor's crediting Precious Metal to the account of Consignee with one or more third parties when no physical movement thereof is contemplated by the parties.

    "Duly Authorized Officer" shall mean the President of Consignee or Consignor, or other officer or employee of either party who is authorized by the party's Board of Directors or an executive committee of such Board of Directors.

    "EBIDA" shall mean, for any fiscal year of Consignee, the sum of the following, all determined in accordance with generally accepted accounting principles consistently applied: (a) the consolidated net income of Consignee and its consolidated subsidiaries; plus (b) to the extent deducted from consolidated net income, all provisions for depreciation and amortization made by Consignee and its consolidated subsidiaries for such period; plus (c) to the extent deducted from consolidated net income, the consolidated interest expense of Consignee and its consolidated subsidiaries, including but not limited to: (i) capitalized and noncapitalized interest; (ii) consignment fees, including but not limited to Daily Consignment Fees payable under this Agreement;
    (iii) the interest component of rentals under capitalized leases; and
    (iv) imputed non-cash interest in respect of zero-coupon indebtedness (collectively, "Consolidated Interest Expense").

    "Event of Default" shall mean an event of default under Section 13 of this Agreement.

    "Fair Market Value" on any day shall mean: (a) in the case of gold, the Second London Gold Fixing for that day; and (b) in the case of silver, Handy & Harman's published silver base price for that day. If no such price is available for a particular day, the price shall be fixed at the level for the next previous day for which a price is available.

    "Financial Statements" shall mean the balance sheet of Consignee, income statement of Consignee and cash flow statements of Consignee for the year or other period then ended, together with supporting schedules, prepared on a consolidated basis in accordance with generally accepted accounting principles consistently applied and, in the case of the balance sheet, income statements, retained earnings statements and cash flow statement, as at the close of and for the fiscal year of Consignee, certified by Consignee's independent certified public accountants.

    "Guarantor" shall mean Jerry Madison Jewelry, Inc., a California corporation and wholly-owned subsidiary of Consignee.

    "Guaranty" shall mean that certain Limited Guaranty executed by Guarantor in favor of Consignor, the Agent and others dated July 22, 1994, as amended and as the same may be amended from time to time.

    "Intercreditor Agreement" shall mean that certain Second Amended and Restated Intercreditor Agreement by and among Consignor, the Collateral Agent and others, as acknowledged by Consignee, dated as of July 22, 1994 (which amends and restates that certain Amended and Restated Intercreditor Agreement dated as of February 25, 1995), as amended and as the same may be amended and/or amended and restated from time to time.

    "Inventory Precious Metal" shall have the meaning set forth in Section 12
    (n) hereof.

    "Non-Affiliate Foreign Vendor" shall mean any vendor of Consignee's products located outside of the United States in which Consignee has no ownership interest or less than a forty-five percent (45%) ownership interest and which is listed on Exhibit A-3 attached hereto.

    "Notice" or "Notices" shall mean all requests, demands and other communications, in writing (including telegraphic communications), mailed by registered or certified mail, return receipt requested, sent by overnight delivery service, telegraph, telecopier or facsimile, or hand-delivered to a Duly Authorized Officer of the other party at that party's Principal Office. Any Notice or Notices shall be deemed to have been given: (a) if sent by registered or certified mail, three (3) business days following deposit in the United States mail; (b) if sent by overnight delivery service, one (1) business day following delivery to the overnight delivery service; (c) if sent by telegraph, telecopier or facsimile, when receipt of such transmission is acknowledged; or (d) if sent by hand delivery, upon actual delivery.

    "Precious Metal" shall mean: (a) gold having a fineness of not less than .9990, without regard to whether such gold or silver is alloyed or unalloyed, in bullion form or is contained in or processed into other materials which contain elements other than gold or silver.

    "Pricing Schedule" shall mean that certain letter agreement by and between Consignor and Consignee of even date herewith setting forth consignment fees, market premium fees and other fees and amounts payable by Consignee to Consignor hereunder.

    "Prime Rate" on any date shall mean the rate of interest designated by Consignor as being its prime rate of interest for that date.

    "Principal Office " shall mean:

         For Consignor:

              Banque Paribas
              787 Seventh Avenue
              New York, NY 10019
              Attention: Ms. Amy N. Kirshner
                         Vice President

         For Consignee:

              OroAmerica, Inc.
              443 North Varney Street
              Burbank, California 91502
              Attention: Mr. Shiu Shao
              Chief Financial Officer

    "Purchase Price" shall mean a price to which both parties' Duly Authorized Officers agree and shall be stated in dollars per troy ounce of Precious Metal content.

    "Redeliver" or "Redelivery" shall mean that Consignee deliver to Consignor's Principal Office or to such other location as may be directed by the Consignor, at Consignee's sole risk and expense, Precious Metal of a fineness equal to the fineness specified for that Precious Metal and of a type and quality and in a form acceptable to Consignor.

    "Security Agreement" shall mean that certain Amended and Restated Security Agreement by and between Consignee and the Collateral Agent, dated as of February 22, 1994, as amended and as the same may be amended from time to time.

    "Subordinated Indebtedness" shall mean indebtedness of Consignee which is subordinated to Consignee's obligations to Consignor upon terms satisfactory to Consignor.

    "Tangible Net Worth" at any time shall mean the excess of Consignee's total assets over its total liabilities at such time computed on a consolidated basis in accordance with generally accepted accounting principles consistently applied, plus Subordinated Indebtedness outstanding at such time and less all of its intangible assets and deferred charges at such time, including without limitation, goodwill, debt discount, organization expenses, trademarks and tradenames, patents, deferred product development costs and similar items, also so computed.

    "Working Capital" at any time shall mean the excess of Consignee's current assets over its current liabilities at such time, computed on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

2.  AMOUNT OF CONSIGNMENT

    Provided no notice of termination has been given by either party and no Event of Default nor any event which with notice or lapse of time, or both, would constitute an Event of Default has occurred hereunder, Consignor may, in its discretion, Deliver from time to time to Consignee upon Consignee's request Precious Metal under the terms and conditions of this Agreement; in no event shall Consignor be obligated to Deliver Precious Metal if the number of troy ounces or Fair Market Value of Precious Metal requested when added to Consigned Precious Metal (plus any outstanding amounts of unpaid Purchase Price) exceeds Consignee's Consignment Limit. Consignee acknowledges and confirms: (a) that Consignor has no obligation to deliver Precious Metal to Consignee; (b) that each request made by Consignee for a Delivery of Precious Metal shall be reviewed by Consignor on a case-by-case basis; (c) that the decision to make any Delivery shall be made by the Consignor in its sole and absolute discretion and irrespective of whether Consignee is in compliance with the requirements of this Agreement; and (d) that Consignor has made no commitment to Consignee to make any Delivery of Precious Metal to Consignee.

    If for any reason the number of troy ounces or Fair Market Value of all Consigned Precious Metal (plus any outstanding amounts of unpaid Purchase Price) at any time exceeds Consignee's Consignment Limit, Consignee shall immediately Redeliver to Consignor, or purchase and pay for, Precious Metal of a quantity, or with a Fair Market Value, sufficient to eliminate such excess.

    At such time as Consignee shall request the consignment and Delivery of Consigned Precious Metal hereunder, Consignee shall become obligated to pay to Consignor a market premium per troy ounce announced by Consignor at the time of such consignment and payable as provided on the monthly invoice sent by Consignor to Consignee.

    Consignor shall provide Consignee with a monthly statement of the quantity of Consigned Precious Metal (in whatever form) held by Consignee. If Consignee does not agree with the information reported in the statement, Consignee shall give Notice of such disagreement to Consignor within thirty
(30) days of the date of receipt of such statement. If Consignee fails to give Notice to Consignor within the thirty (30) day period, Consignee shall be deemed to have affirmed the accuracy of the information reported in the statement and to have waived any claim Consignee may have by reason of a dispute as to such statement.

    Consignee shall give Consignor at least one full business day's Notice of its requirements for Precious Metal. Consignor shall not be liable to Consignee if Consignor fails to Deliver the Precious Metal by reason of an Act of God or other catastrophe, force majeure, lack of supply, delay in transportation, war or other hostilities, strike, lockout, epidemic, acts of government or other public authority, requirements of any regulatory board, agency or authority, unavoidable casualties or any other causes beyond Consignor's control. CONSIGNOR MAKES NO WARRANTY OF MERCHANTABILITY IN RESPECT TO PRECIOUS METAL CONSIGNED OR SOLD UNDER THIS AGREEMENT NOR OF FITNESS FOR ANY PARTICULAR PURPOSE NOR ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, except that Consignor does warrant to Consignee that all Precious Metal will be of the fineness stated in Section 1 for that Precious Metal.

3.  DELIVERY OF PRECIOUS METAL

    All Deliveries of Precious Metal by Consignor will be made to Consignee at its Principal Office or other locations approved by Consignor or by Consignor's crediting an account of Consignee at a third party supplier of Precious Metal, such Deliveries to be on terms and conditions satisfactory to Consignor. At the time of Delivery, Consignor shall provide Consignee with particulars of the total quantity of the Precious Metal being Delivered or credited to Consignee. All shipping expenses (including insurance) shall be borne by Consignee, and any such expenses paid or incurred by Consignor shall be reimbursed by Consignee within ten (10) days of receipt by Consignee of an invoice from Consignor as to such expenses.

4.  TITLE

    Title to Consigned Precious Metal shall remain in Consignor and shall not vest in Consignee until Consignor has received payment for the Consigned Precious Metal as required by SECTION 5 of this Agreement. Upon each Precious Metal Delivery, Consignee shall bear the entire risk of loss, theft, damage or destruction of the Consigned Precious Metal from any cause whatsoever, whether or not insured, irrespective of where the Consigned Precious Metal is located, and including any loss resulting from the bankruptcy or similar circumstances of any entity holding Consigned Precious Metal for any purpose, including fabrication or reconsignment (except that Consignor will bear such risk during transit of Precious Metal sent by Consignor to Consignee's Principal Office by registered United States mail), and Consignee agrees to hold the Consigned Precious Metal in trust for Consignor, each of the Lenders (as defined in the Intercreditor Agreement) and the Collateral Agent and to indemnify and hold harmless Consignor against any and all liabilities, damages, losses, costs, expenses, suits, claims, demands or judgments of any nature (including, without limitation, attorneys' fees and expenses) arising from or connected with any loss, theft, damage or destruction of the Consigned Precious Metal.

5.  PURCHASE PRICE

    During the term of this Agreement, Consignee shall have the right to purchase any Consigned Precious Metal. To exercise the right, a Duly Authorized Officer of Consignee shall give Notice to a Duly Authorized Officer of Consignor that Consignee wishes to purchase specified quantities of Consigned Precious Metal. The parties' Duly Authorized Officers shall mutually agree on a Purchase Price for the Consigned Precious Metal. A Duly Authorized Officer of Consignor shall confirm Consignee's Notice in writing.

    Consignee shall pay the full Purchase Price, plus any applicable sales or use tax, to Consignor within two (2) business days of the date of the fixing of such Purchase Price. (The Daily Consignment Fee shall continue in effect until payment in full.) Payment shall be made in the following manner, as elected by Consignor: (i) by bank wire to the Federal Reserve Bank of New York for the account of Consignor; (ii) by Consignee authorizing Consignor to charge its account with Consignor (if any); or (iii) by other means which Consignor approves in writing. Any amount not paid when due shall bear interest at four percent (4%) in excess of the Prime Rate until paid in full (whether or not this Agreement has been terminated), such rate to be a floating rate to be redetermined daily in accordance with changes in the Prime Rate. Such interest shall be paid upon demand in the manner specified above. If Consignor in its discretion grants payment terms different from the foregoing for particular purchases, then the Purchase Price shall not be deemed to be paid in full for the purposes of this Agreement until all payments under such terms have been made.

    In addition to all payments required above, Consignee agrees to pay to Consignor, on or before the fifth (5th) business day following the receipt of the monthly invoice therefor, a Daily Consignment Fee for Consignor's
services under this Agreement during the preceding month.   Consignee
expressly authorizes Consignor to charge Consignee's account with Consignor (if any) for the amount thereof.

6.  COMMINGLING; REDELIVERY OF PRECIOUS METAL

    Consignee may use the Consigned Precious Metal only in the ordinary course of its business as now conducted; provided that no Consigned Precious Metal shall be removed from Consignee's Principal Office prior to the fixing of the Purchase Price for such Consigned Precious Metal except for removal of Consigned Precious Metal to those locations approved by Consignor in writing. At present Consignor approves that Consigned Precious Metal may be removed to the locations listed on Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4 attached hereto; provided, however, that Consignor reserves the right to withdraw its approval of any location as it may determine in its discretion. Notwithstanding a contrary provision in this Section, Consignee shall have the right, on terms and conditions approved in writing by Consignor, to remove scrap from its Principal Office for refining in the ordinary course of its business, it being agreed that all such scrap Consigned Precious Metal shall be and remain the property of Consignor until purchased and paid for pursuant to Section 5 hereof.

    At any time prior to termination of this Agreement, any or all of the amount of the Consigned Precious Metal may be Redelivered by Consignee to Consignor, and shall be Redelivered by Consignee to Consignor upon demand of Consignor, subject to and pursuant to the provisions of Section 14 of this Agreement, regardless of whether Consignee is in compliance with the terms of this Agreement.

7.  INSURANCE

    Consignee, at its sole cost and expense, shall procure and maintain property insurance to cover all locations where Consigned Precious Metal will be located on an all risk form and such other insurance (including but not limited to fidelity insurance for all employees, including officers) with respect to the Consigned Precious Metal as may from time to time be reasonably required by the Collateral Agent. All insurance provided for in this Section shall be effected under valid and enforceable policies, in such form and in such amounts as may from time to time be reasonably required by the Collateral Agent, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Consigned Precious Metal is located, or are approved under the applicable states' surplus lines insurance laws. At least ten (10) days prior to Consignor's first delivery of Precious Metal to Consignee and thereafter not less than fifteen (15) days prior to the expiration dates of insurance policies theretofore furnished pursuant to this Agreement, Consignee shall deliver to the Collateral Agent Accord Form 27 (2/84) or other similar forms satisfactory to the Collateral Agent evidencing the insurance coverage required by the Collateral Agent. All policies of insurance shall provide for: (a) thirty (30) days notification in advance of any cancellation (except as provided below), non-renewal or material change in policy conditions; and (b) ten (10) days notification in advance of any cancellation for non-payment of premium.

    All policies of insurance provided for or contemplated by this Agreement shall name the Collateral Agent as a loss payee or as an additional insured, as applicable, for the benefit of itself, Consignor and the other parties to the Intercreditor Agreement, as their interests may appear.

    All policies of insurance provided for in this Agreement shall contain clauses or endorsements to the effect that:

         (a) No act or omission of Consignee, or anyone acting for Consignee, which might otherwise result in a forfeiture of such insurance or any part thereof shall in any way affect the validity or enforceability of such insurance insofar as the Collateral Agent is concerned; and

         (b) Neither the Collateral Agent nor Consignor shall be liable for any premiums or subject to any assessments on the policies.

    Losses under each policy of insurance provided for or contemplated by this Section shall be adjusted with the insurers and/or underwriters and paid directly to the Collateral Agent and Consignee as their interests may appear; provided, however, that so long as: (i) Consignee is not in default hereunder; and (ii) the total of all losses for such fiscal year is less than Two Hundred Fifty Thousand ($250,000) Dollars in the aggregate, then payments may be made solely to Consignee. Written notice of all losses shall promptly be given by Consignee to the Collateral Agent. Consignee shall pay all costs and expenses of collecting or recovering any insurance proceeds under such policies, including, but not limited to, any and all fees of attorneys, appraisers and adjusters. Anything herein to the contrary notwithstanding, Consignor shall be responsible, at its expense, for collecting insurance proceeds for any loss in transit of Precious Metal sent by Consignor to Consignee's Principal Office by registered United States mail. Consignor may, if it so desires, manage any one or more claims under such policies.

    In the event of any loss described above, except for a loss during transit of Precious Metal sent by Consignor to Consignee's Principal Office by registered United States mail, Consignor shall have the right to demand that Consignee, and upon such demand Consignee shall, compensate Consignor, upon terms acceptable to Consignor, for the full amount of such loss, whether or not recovery has been made under any applicable policy. In the event Consignor requires such compensation, Consignee shall be entitled to manage the relevant claims and to retain any recovery under the applicable policy.

8.  TAXES, ETC; CERTAIN RIGHTS OF CONSIGNOR

    Consignee will promptly pay any and all taxes, assessments and governmental charges upon the Consigned Precious Metal prior to the date of any penalties. Consignee will not use the Consigned Precious Metal in violation of any statute or ordinance. Consignor may examine and inspect the Consigned Precious Metal at any time, wherever located, and Consignee agrees to keep all records relating to the Consigned Precious Metal at its Principal Office. Consignee further agrees to promptly give notice to Consignor of the assertion of any lien or other encumbrance against the Consigned Precious Metal and Consignee's response to such assertion.

    At its option, Consignor may discharge (upon fifteen (15) days' prior written notice to Consignee) taxes, liens, security interests or other encumbrances at any time levied or placed on the Consigned Precious Metal (which are not being contested in good faith), may pay for insurance on the Consigned Precious Metal and may pay for the maintenance and preservation of the Consigned Precious Metal. Consignee agrees to reimburse Consignor on demand for any payment made, or any expense incurred, by Consignor in connection with the foregoing, together with interest thereon at two percent (2%) in excess of the Prime Rate, computed from the date of such payment or expense until paid.

9.  REPRESENTATIONS AND WARRANTIES

    The following representations and warranties shall survive the delivery of this Agreement and the Delivery of Precious Metal by Consignor to Consignee. Consignee represents and warrants to Consignor that:

         (a) Consignee has heretofore furnished to Consignor Consignee's Financial Statements for the period ending ____________, 1995, together with interim Financial Statements for the period ending_____________, 1995, which Financial Statements fairly present the financial condition of Consignee as of their date, and the results of its operations for the year or other period then ended. Consignee does not have any contingent obligations, liabilities for taxes or unusual forward or long-term commitments except as specifically mentioned in the Financial Statements.
    Since             , 1995, there has been no material adverse change in
    the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

         (b) Consignee: (i) is and will remain duly organized, validly existing and in good standing under the laws of the state of its incorporation as of the date hereof; (ii) has and will have full power and authority to own its properties and to carry on business as now being conducted and is and will remain qualified to do business in every jurisdiction where such qualification is necessary and where failure to be so qualified would have a material adverse effect on the business of Consignee; (iii) has full power to execute, deliver and perform this Agreement and any security document or documents securing the obligations of Consignee under this Agreement; and (iv) when this Agreement and any other document contemplated hereby have been duly authorized, executed and delivered by Consignee, such Agreement and documents will constitute the legal, valid and binding obligations of Consignee enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, whether enforcement is sought in equity or at law;

         (c) The execution, delivery and performance by Consignee of the terms and provisions of this Agreement and any security document or document contemplated hereby: (i) have been duly authorized by all requisite corporate action; (ii) will not violate any provision of law, any order of any court or other agency of government, the corporate charter or by-laws of Consignee; (iii) will not violate any indenture, agreement or other instrument to which Consignee is a party, or by which Consignee or its assets is or are bound, or be in conflict with, result in a breach of, or constitute (with notice or lapse of time or both) a default under any such indenture, agreement or instrument; and (iv) except as this Agreement and any security or other document completed hereby may provide, will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Consignee pursuant to any such indenture, agreement or instrument;

         (d) There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of Consignee, threatened, against or affecting Consignee which, if adversely determined, could have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

         (e) Consignee is not a party to any agreement or instrument or subject to any charter or other corporate restriction adversely affecting its business, properties, assets, liabilities, operations, results of operations, prospects or conditions, financial or otherwise of Consignee; Consignee is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party; and

         (f) Except for financing statements or agreements in favor of the Collateral Agent or other consignors or providers of Dollar Loans or Trade Facilities (both as defined in the Intercreditor Agreement) that are or become party to the Intercreditor Agreement, no financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal or any property of Consignee, now owned or hereafter acquired, which does or will include the Consigned Precious Metal or portions, products or proceeds thereof.

         (g) Except as disclosed on Schedule 1 attached hereto, each of Consignee and, to the best knowledge of Consignee, any other person relating to any real estate owned, used or leased by Consignee, including, without limitation, Consignee's Principal Office
    (collectively, the "Premises"):

              (i) Has obtained all permits, licenses and other authorizations which are required under all environmental laws and regulations, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, except to the extent failure to have any such permit, license or authorization does not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

              (ii) Are in compliance with all terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply does not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

              (iii) Has never caused, permitted, or suffered to exist any oil, friable asbestos, hazardous substance, hazardous waste, or other hazardous material

         (as defined under applicable federal, state or local laws including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601(14) and 33, and the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6903(5), all of which is collectively referred to herein as "Hazardous Material"), to be spilled, placed, held, located or disposed of on, under or about nor are any now existing on, under or about the Premises or into the atmosphere, any body of water or any wetlands in excess of maximum permitted regulatory levels or about which a government agency might require corrective action;

              (iv) Has no knowledge after due inquiry that any of the Premises has ever been used (whether by Consignee or, to the best knowledge of Consignee, after due inquiry, by any other person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Material in excess of maximum permitted regulatory levels or which is otherwise not in compliance with applicable environmental laws and regulations;

              (v) Has not received any notice from any governmental agency, tenant, occupant or operator of the Premises or from any other person with respect to the environmental condition of the Premises or with respect to the release of Hazardous Material at, upon, under or within the Premises, or the past or ongoing migration of Hazardous Material from neighboring lands to the Premises; and

              (vi) Has no knowledge of any asbestos containing materials, PCB's, radon, gas, or urea formaldehyde foam insulation at, upon, under or within the Premises.

10. CONDITIONS OF CONSIGNMENT

    Without limiting the uncommitted nature of Consignor's obligations under this Agreement, Delivery by Consignor of any Precious Metal under this Agreement is subject to the following conditions precedent:

         (a) The representations and warranties set forth in Section 9 of this Agreement shall be true and correct on and as of the date of this Agreement and the date the Delivery is made.

         (b) Consignee shall have executed and delivered to Consignor, upon the execution of this Agreement, the following:

              (i)   All required security documents;

              (ii) A certificate of the Secretary or Assistant Secretary of Consignee certifying that the Consignee's Board of Directors has duly adopted and not revoked a resolution therein set forth authorizing the execution, delivery and performance of this Agreement and any security or other document contemplated hereby;

              (iii) A certificate of the Secretary or Assistant Secretary of Consignee certifying the names of the officers of Consignee authorized to sign this Agreement, any security documents and any other documents or certificates to be delivered pursuant to this Agreement by Consignee or any of its officers, together with the true signatures of such officers on which certificate Consignor may conclusively rely until it shall receive a further certificate cancelling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

              (iv) A certificate of the Secretary of State of the state of incorporation of Consignee, dated reasonably near the date of this Agreement, stating that Consignee is duly incorporated and in good standing in such state and has filed all annual reports and has paid all franchise taxes required to be filed or paid to the date of such certificate;

              (v) A favorable written opinion of Consignee's Counsel, dated the date of this Agreement, satisfactory to Consignor and its counsel in scope and substance, with respect to the matters set forth in of this Agreement;

              (vi) A certificate signed by Consignee's chief executive or chief financial officer to the effect stated in Section 10(c) below; and

              (vii) Such other supporting documents and legal opinions as Consignor may reasonably request.

         (c) No Event of Default nor any event which with notice or the lapse of time, or both, would constitute an Event of Default shall have occurred.

11. AFFIRMATIVE COVENANTS

    Consignee covenants and agrees that, until Consignee makes payment and performs in full its indebtedness, obligations and liabilities under this Agreement or under any other indebtedness, obligations and liabilities to Consignor, whether now existing or arising hereafter, unless Consignor consents in writing, Consignee will:

         (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises and comply with all laws and regulations applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly conducted in a manner consistent with the ordinary course of business at all times;

         (b) Comply with all applicable laws and regulations, including all applicable securities laws, whether now in effect or hereafter enacted or promulgated by any governmental authority having jurisdiction in the premises;

         (c) Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided that Consignee shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and it shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim, so contested, and provided, further, that payment with respect to any such tax, assessment, charge, levy or claim shall be made before any of its property shall be seized and sold in satisfaction thereof;

         (d) Give prompt written notice to Consignor of any proceedings instituted against it by or in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have a materially adverse effect upon its business, operations, properties, assets, or condition, financial or otherwise;

         (e)  Furnish to Consignor:

              (i) Within ninety (90) days after the end of each fiscal year, consolidated Financial Statements of Consignee certified by independent public accountants approved by Consignor and showing its financial condition at the close of such fiscal year, the results of operations during such year and containing a statement to the effect that its independent public accountants have examined the provisions of this Agreement and that no Event of Default nor any event which with notice or lapse of time, or both, would constitute an Event of Default has occurred;

              (ii) Within forty-five (45) days of the close of each of the first three (3) fiscal quarters of each fiscal year of Consignee, Financial Statements of the type specified in subsection (i) above, certified by the Chief Financial Officer of Consignee.

              (iii) Within thirty-five (35) days after the end of each month in each such fiscal year, Financial Statements for such monthly period and the fiscal year to that date, subject to changes resulting from year-end adjustments, together with a statement of the aging of total accounts receivable as at the end of such period, both in form satisfactory to Consignor, prepared and certified by the Chief Financial Officer of Consignee to the best of his or her information and belief;

              (iv) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsections (i) and
         (ii) above at each fiscal quarter only and at any other time as requested by Consignor with reasonable notice, a narrative statement of the President or Chief Financial Officer of Consignee, substantially in the form of Exhibit B attached hereto, which shall comment upon and explain any material changes, both positive and negative, reflected in such statements from prior periods, and which shall also contain a declaration to the effect that such officer has reviewed the terms of this Agreement and has no knowledge of any event or condition which constitutes an Event of Default or which with notice or lapse of time, or both, would constitute an Event of Default or, if he or she has such knowledge, specifying the nature and period of existence of such event or condition;

              (v) Within thirty (30) calendar days after the end of each calendar month: (a) a report of the amount, value and location of inventory and consigned goods as at the date of the end of such month, in a form satisfactory to Consignor together with a report of the total sales during the prior month; (b) a summary report on aging of accounts receivable of Consignee together with a list of the ten (10) largest account debtors of Consignee by dollar amount owed to Consignee; (c) a report showing as at such time the amount of all borrowings and consignments, including the names of each lender and consignor and the balance owed thereto; (d) a Precious Metals Borrowing Base Report in the form attached hereto as Exhibit C-1; and

         (e) a statement as to the aggregate amount of all loans, advances, contributions and other transfers of property directly or indirectly made, delivered or otherwise provided, and obligations incurred, by Consignee to, on behalf of or for the use or benefit of Guarantor as of the end of such month, all of the foregoing to be in reasonable detail acceptable to Consignor and certified by the chief financial officer of Consignee, and to include a statement to the effect that as of the date of such statement there does not exist any Event of Default hereunder (or specifying such Events of Default as shall exist at such date);

              (vi) Within thirty-five (35) days after the end of each calendar month, a Covenant Compliance Certificate of such period in the form attached hereto as Exhibit C-2;

              (vii) Not later than thirty (30) calendar days prior to the end of each fiscal year, a detailed set of financial projections for each month of the next fiscal year, including income statements, balance sheets and cash flow projections;

              (viii)Within ten (10) days after their filing, any filing made with the Securities and Exchange Commission, including, without limitation, Forms 10K, 10Q and 8K and any proxy statements;

All of the foregoing Financial Statements and reports provided by Consignor, as well as the computations of the financial covenants contained within Sections 11(j)-(m), (p), (s) and (t) and Sections 12(j) and (o) shall be on a consolidated basis;

         (f) Promptly, from time to time, furnish such other information regarding its business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, as Consignor may reasonably request;

         (g) Permit agents or representatives of Consignor (i) at reasonable times, with or without notice, to inspect the Precious Metal in the possession and control of

    Consignee and Consignee's books and records to make abstracts or reproductions of such books and records; and (ii) to conduct an audit at reasonable cost, at Consignee's expense, of the Precious Metal in the possession and control of Consignee, such audits to be done on a regular basis but not more frequently than once every quarter; provided, however, that so long as an Event of Default has occurred and is continuing, Consignor may conduct such audits as frequently as it may desire, at Consignee's expense. Consignee shall also permit agents or representatives of Consignor, at reasonable times, with or without notice, or at any time that an Event of Default has occurred and is continuing or at any time in case of an emergency, to take a physical inventory of the Precious Metal in the possession and control of Consignee, at Consignee's expense. Consignee shall permit Consignor and its designated representatives to observe the taking of such physical inventory;

         (h) Promptly advise Consignor of any material adverse change in the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee, and of any condition or event which constitutes, or with notice or lapse of time or both would constitute, an Event of Default;

         (i) Execute and deliver for filing any financing statement, including any continuation statement, which Consignor or its agent deems necessary to be executed, delivered or filed by Consignor in connection with this Agreement, and Consignee does hereby (a) make, constitute and appoint Consignor or its agent its true and lawful attorney-in-fact, for, in its name and on its behalf to execute and deliver for filing any financing statement, including any continuation statement, which Consignor or its agent deems necessary to be executed, delivered or filed by Consignor in connection with this Agreement, (b) ratify and confirm all that said attorney-in-fact shall do or cause to be done by virtue of this Section, and (c) agree to take any and all actions and execute such other instruments as Consignor may reasonably require;

         (j) Maintain at all times during the period October 1 through December 31 of each year (including the 1996 fiscal year of Consignee), a ratio of its current assets to its current liabilities of greater than or equal to 1.5:1, and maintain at all other times a ratio of greater than or equal to 2:1, all such ratios to be determined in accordance with generally accepted accounting principles consistently applied;

         (k) Maintain at all times Working Capital in an amount equal to or in excess of Thirty-Two Million Dollars ($32,000,000);

         (l) As of the end of each fiscal quarter of Consignee, increase Consignee's Tangible Net Worth by an amount equal to at least Seventy-Five Percent (75%) of Consignee's net operating income for the previous fiscal quarter of Consignee; provided however, the event Consignee shall incur a net operating loss or otherwise not have a net operating income for any fiscal quarter, Consignee shall maintain its Tangible Net Worth at the level attained for the previous fiscal quarter of Consignee; provided, further, however that such increased Tangible Net Worth shall be maintained at all times during each such fiscal quarter.

         (m) Maintain at all times during the period July 1 through August 31 of each year (including the 1996 fiscal year of Consignee), a ratio of its total liabilities (including liabilities pursuant to the terms of this Agreement, other consignment agreements and the Credit Agreement but excluding Subordinated Indebtedness) to its Tangible Net Worth of less than or equal to 2.95:1, maintain at all times from September 1 through December 31 of each year a ratio of less than or equal to 3.25:1, and maintain at all other times a ratio of less than or equal to 2.75:1; all such ratios to be determined in accordance with generally accepted accounting principles consistently applied;

         (n) Deliver to Consignor, upon Consignor's request, a list including the names, addresses and Social Security numbers of all of Consignee's salespersons and sales representatives;

         (o) Defend the Consigned Precious Metal against any claims and demands of any persons (other than Consignor) at any time claiming the same or any interest therein;

         (p) Maintain for each period of four (4) consecutive fiscal quarters of Consignee, measured as of the end of each fiscal quarter of Consignee, a ratio of EBIDA to Consolidated Interest Expense plus current maturities of long term debt of Consignee and its consolidated subsidiaries plus non-financed capital expenditures of Consignee and its consolidated subsidiaries greater than or equal to 1.15 to 1;

         (q) Maintain a "key man" life insurance policy or policies insuring the life of Guy Benhamou providing aggregate death benefits payable to Consignee of Ten Million Dollars ($10,000,000) which policies shall be collaterally assigned to the Collateral Agent as agent for all consignors;

         (r) Maintain at all times one or more credit facilities for working capital purposes, but only with lenders that are parties to the Intercreditor Agreement, the aggregate maximum availability under such facilities to be no less than Twenty Million Dollars ($20,000,000) and no greater than Fifty Million Dollars ($50,000,000); provided, however, such facilities may provide for seasonal limitations on availability; provided, further, however, Consignee shall be permitted under such facilities to borrow only an amount not to exceed the amount by which Adjusted Eligible Accounts Receivable (as determined in Exhibit D attached hereto and made a part hereof) exceed the greatest of (A), (B) or (C) of paragraph 11(s) below;

         (s) Maintain at all times: (a) Adjusted Eligible Accounts Receivable having a dollar value, and/or (b) owned Precious Metal (free and clear of all liens and encumbrances except in favor of Consignor and other parties to the Intercreditor Agreement and not subject to any forward contract or other future sale) with a Fair Market Value, in the aggregate equal to, or greater than, the greatest of: (A) Fifteen Percent (15%) of the Fair Market Value of the Consigned Precious Metal; (B) the Fair Market Value of all gold located outside of the United States with Affiliate

    Foreign Vendors and Non-Affiliate Foreign Vendor plus the Fair Market Value of One Thousand Five Hundred (1,500) troy ounces of fine gold on unsecured memorandum; or (C) Twelve Million Dollars ($12,000,000);

         (t) Maintain at all times during the period November 1 through December 31 of each year, a ratio of its total liabilities (excluding liabilities pursuant to the terms of this Agreement and other consignment agreements with other consignors that are or become a party to the Intercreditor Agreement and excluding Subordinated Indebtedness) to its Tangible Net Worth of less than or equal to 1.25:1, and maintain at all other times a ratio of less than or equal to 1:1; all such ratios to be determined in accordance with generally accepted accounting principles consistently applied;

         (u)  With respect to environmental matters:

              (i) Comply strictly and in all respects with the requirements of all federal, state, and local environmental laws, including, but not limited to, wetlands laws, laws pertaining to the registration of underground storage tanks, asbestos and asbestos-containing materials, PCBs, radon gas and urea formaldehyde foam insulation; notify the Consignor promptly in the vent of any release, spill, hazardous waste pollution or contamination affecting the Premises or the discovery of the presence of asbestos and asbestos-containing materials, PCBs, radon gas and urea formaldehyde foam insulation; notify Consignor promptly of any notice relating to environmental matters received from any governmental agency, tenant, occupant, operator or other person; and pay promptly when due any fine or assessment against the Premises;

              (ii) Except for Hazardous Material used in the ordinary course of Consignee's jewelry manufacturing business (in accordance with applicable law and/or regulation), not become involved, and not permit any tenant of the Premises to become involved, in any operations of the Premises generating, storing, disposing, or handling Hazardous Material or any other activity that could lead to the imposition of the Consignee, the Consignor, or the

         Premises of any liability or lien under any environmental laws;

              (iii) Immediately contain, remediate and remove any Hazardous Material found on the Premises not used in the ordinary course of Consignee's jewelry manufacturing business, to the extent the amount of such Hazardous Material violates any law or regulatory threshold, or correct any violation of environmental laws found on the Premises, which work must be done in compliance with applicable laws and at Consignee's expense; and Consignee hereby agrees that Consignor has the right, at its sole option but at Consignee's expense, to have an environmental engineer or other representative selected by Consignor review the work being done;

              (iv) Promptly upon the request of the Consignor, based upon the Consignor's reasonable belief that a hazardous waste or other environmental problem exists with respect to the Premises, provide Consignor with an environmental site assessment report or an update of any existing report, all in scope, form and content and performed by such company as may be reasonably satisfactory to Consignor, provided, however, that the Consignee also hereby grants to Consignor the right to go upon the Premises to have such a report or update done, at the Consignee's expense, if the Consignee shall not provide the Consignor with such report or update; and

              (v) Indemnify, defend, and hold Consignor harmless from and against any claim, cost, damage (including, without limitation, consequential damages), expenses (including, without limitation, attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against Consignee, Consignor, or the Premises. The provisions of this subparagraph (v) shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu of foreclosure transaction, payment and satisfaction of any and all indebtedness under this Agreement, and release of any collateral;

              (vi) Maintain at all times a ratio of the sum of cash, short-term cash investments, marketable securities not classified as long-term investments and Accounts (as defined in Exhibit D attached hereto and made a part hereof) to current liabilities of greater than or equal to 1:1, determined in accordance with generally accepted accounting principles consistently applied; and

              (vii) Maintain for the twelve (12) month period ending as of the end of the second fiscal quarter of each fiscal year of Consignee and maintain for each fiscal year of Consignee, a positive net operating income, the calculation of net operating income to be determined in accordance with generally accepted accounting principles consistently applied.

    12. NEGATIVE COVENANTS

    Consignee covenants and agrees that, until Consignee makes payment and performs in full its indebtedness, obligations, and liabilities under this Agreement or under any other indebtedness, obligations and liabilities to Consignor, whether now existing or arising hereafter, unless Consignor consents in writing, Consignee will not, directly or indirectly:

         (a) Create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the Consigned Precious Metal or any products or property now or hereafter owned which does or will include the Consigned Precious Metal, except in favor of Consignor and other consignors or providers of Dollar Loans or Trade Facilities that are or become party to the Intercreditor Agreement;

         (b) Sell, lease, transfer or otherwise dispose of its properties, assets, rights, licenses and franchises to any person, except in the ordinary course of its business, or turn over the management of, or enter into a management contract with respect to, such properties, assets, rights, licenses and franchises;

          (c) Dissolve, liquidate, consolidate with or merge with, or acquire all or substantially all of the assets or properties of, any other person or business or change the

    Consignee's corporate name, provided, however, that Consignor consents
    (a) to the acquisition of certain of the assets of A.K.S. Jewelry Manufacturing Corp. ("AKS") by Consignee (the "AKS Acquisition"); (b) to the acquisition of Jerry Madison Enterprises, Inc. as a wholly-owned subsidiary of Consignee (the "Madison Acquisition"); (c) to the merger of Guarantor into Consignee provided that Consignee is the surviving corporation; and (d) to the dissolution of Guarantor provided that the assets of Guarantor are distributed free from any lien or other encumbrance to Consignee;

         (d) Sell, assign, encumber, pledge, discount or otherwise dispose of in any way any accounts receivable, promissory notes or trade acceptances held by Consignee, with or without recourse, except for collection (including endorsements) in the ordinary course of business and except for liens in favor of Consignor or other Lenders that are or become party to the Intercreditor Agreement;

         (e) Grant any security interest or ownership rights to any customer of Consignee with respect to any Precious Metal while at Consignee's premises whether or not such customers have prepaid orders for Precious Metal or any products or property which does or will include Precious Metal;

         (f) Guarantee, endorse or otherwise in any way become or be responsible for obligations of any other person, except endorsements of negotiable instruments for collection in the ordinary course of business;

         (g) Enter into any arrangements, directly or indirectly, with any person whereby Consignee shall sell or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property;

         (h) Purchase, invest in or otherwise acquire or hold securities, including, without limitation, capital stock and evidences of indebtedness of, or make loans or advances to, or enter into any arrangement for the purpose of providing funds or credit to, any person except:

              (i) advances to employees for business expenses or for personal needs not to exceed Fifty Thousand Dollars ($50,000) in the case of any one (1) employee and not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate to all such employees outstanding at one time; provided, however, the Consignee may make advances to Guy Benhamou in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any one time outstanding;

              (ii) investments in securities listed on a national securities exchange or actively traded in the over-the-counter securities market not to exceed at any time a market value of $250,000 in the aggregate;

              (iii) investments in readily marketable short term direct obligations of the United States of America or United States federal government agencies or instrumentalities;

              (iv) certificates of deposit, time deposits or banker's acceptances issued by the Consignor or any affiliate of the Consignor, any other Lender that is or becomes party to the Intercreditor Agreement or commercial banks of recognized standing organized and existing under the laws of the United States of America and having a commercial paper rating in one of the two highest categories of Standard & Poor's Corporation or Moody's Investor's Service Inc.;

              (v) commercial paper rated in one of the two highest categories by Standard & Poor's Corporation or Moody's Investor's Service Inc.;

              (vi) other readily marketable debt securities maturing in three (3) years or less and rated in one of the two highest categories by Standard & Poor's Corporation or by Moody's Investor's Service Inc.; and

              (vii) repurchase agreements the underlying securities for which consist of securities of the type described in subparagraph (iii) above provided that such repurchase agreements are entered into with commercial banks meeting the requirements of subparagraph (iv) above;

              (viii) the ownership of 100% of the capital stock of Guarantor, and the funding of Guarantor's operations, including but not limited to advances of cash and merchandise in an amount not to exceed Guarantor's reasonable business needs (provided, however, that Consignee agrees not to materially change the nature of Guarantor's business needs nor materially expand the operations of Guarantor without the prior written consent of Consignor;

         (i) Declare or pay any dividends, or make any distribution of cash or property, or both, to holders of shares of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire for a consideration any shares of its capital stock, of any class.

         (j)  [[[INTENTIONALLY OMITTED]]]

         (k) Terminate or suffer or permit to be terminated the employment of Guy Benhamou at any time prior to January 31, 1997, for any reason other than the death or permanent disability of Guy Benhamou, or materially amend the compensation provisions of the Employment Agreement dated as of June 10, 1993, between Consignee and Guy Benhamou;

         (l) Permit the number of Consignee's salesperson sample lines off premises of Consignee to exceed eighteen (18) or permit the number of troy ounces of fine gold in any single sample line to exceed one hundred fifty (150) troy ounces, or permit the aggregate number of troy ounces of fine gold in all salesperson sample lines to exceed two thousand seven hundred (2,700);

         (m) Permit Precious Metal to be removed from its Principal Office, except in accordance with the limitations set forth in Exhibit A attached hereto and made a part hereof;

         (n) Reconsign Consigned Precious Metal or consign Precious Metal owned by Consignee or otherwise in the inventory of Consignee ("Inventory Precious Metal") in the aggregate in excess of Forty Thousand (40,000) troy ounces at any one time; provided, however, that Consignee may not reconsign any Consigned Precious Metal or consign any Inventory Precious Metal unless: (i) Consignor has approved in writing the locations where the reconsigned Consigned Precious Metal or Inventory Precious Metal is to be located; and (ii) Consignee has obtained a grant of a senior security interest from its consignee (to include but not be limited to Consigned Precious Metal and/or Inventory Precious Metal) which security interest shall be duly perfected. Consignee hereby grants to Consignor a senior security interest, pari passu with other Lenders that are or become party to the Intercreditor Agreement, in any security interest Consignee obtains in any reconsigned Consigned Precious Metal and/or consigned Inventory Precious Metal and agrees to execute and deliver such documents and take such further steps as Consignor requires to perfect such security interest. In any such case, Consignee promptly shall inform Consignor of its reconsignment or consignment and the proposed location of the reconsigned Consigned Precious Metal and/or the Inventory Precious Metal. Consignee represents that attached hereto as Exhibit A-4 is a correct and complete list of the locations where reconsigned Consigned Precious Metal and consigned Inventory Precious Metal currently is located. Upon the request of Consignor, Consignee shall supply the recording information regarding the UCC filings relating to its reconsignments and/or consignments. Notwithstanding the foregoing, Consignor agrees that Consignee may reconsign or consign One Thousand Five Hundred (1,500) troy ounces of the foregoing Forty Thousand (40,000) troy ounces of Consigned Precious Metal and/or Inventory Precious Metal in the aggregate at any time on an unsecured basis;

         (o) Permit the value added to Precious Metal in finished product form which is held as Collateral (as defined in the Security Agreement) to exceed fifteen (15%) percent of the Tangible Net Worth of Consignee and, for the purposes of this subparagraph, Tangible Net Worth shall be calculated excluding Subordinated Indebtedness;

         (p) Permit the number of troy ounces of Consigned Precious Metal (from any source) with any Non-Affiliate

    Foreign Vendor to exceed four thousand (4000) troy ounces at any one time;

         (q) Permit the aggregate amount under the Consignment Limit plus the "Consignment Limit" under all other Consignment Agreements with other parties to the Intercreditor Agreement to be less than Two Hundred Thousand (200,000) or greater than Three Hundred Eighty Thousand (380,000) ounces of fine gold;

         (r)  Reconsign Precious Metal or consign Inventory Precious Metal:
    (i) to its customers which, in the aggregate, has a Fair Market Value greater than Thirty Percent (30%) of Consignee's Tangible Net Worth; and
    (ii) to any one (1) of its customers which, in the aggregate, has a Fair Market Value greater than Ten Percent (10%) of Consignee's Tangible Net Worth;

         (s) Permit the aggregate number of troy ounces of Consigned Precious Metal and Inventory Precious Metal with, or in transit to, any Affiliate Foreign Vendor or any Non-Affiliate Vendor: (i) from December 1 of each year to March 31 of the next year, to exceed Twenty-Five Thousand (25,000) troy ounces; and (ii) at all other times, to exceed Forty Thousand (40,000) troy ounces; and

         (t) At any time from February 1 to July 31 of each year, permit the number of troy ounces of Precious Metal consigned to Consignee from any source to exceed One Hundred Sixty Percent (160%) of the aggregate number of troy ounces of Precious Metal at Consignee's Principal Office and New York locations, and at any time from August 1 to January 31 of each year, permit the number of troy ounces of Precious Metal consigned to Consignee from any source to exceed One Hundred Seventy Percent (170%) of the aggregate number of troy ounces of Precious Metal at Consignee's Principal Office and New York locations.

         (u) Enter into any transaction, nor permit any of its subsidiaries to enter into any transaction, including, without limitation, any purchase, sale, consignment, lease or exchange of property or rendering of any service with any affiliate unless such transactions are otherwise permitted by the terms of this Agreement, or are in the ordinary course of Consignee's or such subsidiary's business and are upon fair and reasonable terms not less favorable to Consignee or such subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a person or entity which is not an affiliate.

         (v) Permit the advances outstanding under the Credit Agreement to exceed Five Million Dollars ($5,000,000) in the aggregate for a period of not less than thirty (30) consecutive days between the last day of February and June 30 of each year during the term of this Agreement.

13. EVENT OF DEFAULT

    The occurrence of any of the following events shall constitute an Event of Default:

         (a) Any representation or warranty made herein, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the Delivery of Precious Metal by Consignor hereunder, shall prove to be false or misleading in any material respect;

         (b) Consignee fails to make punctual payment or timely perform any obligation required by the provisions of Section 2,5,6 or 14 of this Agreement;

         (c) Consignee fails to pay any amounts due hereunder or any other indebtedness, obligations or liabilities of Consignee to Consignor when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise;

         (d) Consignee fails to observe or perform any other covenant, condition or agreement required by the terms of this Agreement and such failure shall continue unremedied for ten (10) days after Consignor gives Notice to Consignee of its failure or an Event of Default shall occur under the Security Agreement, and such Event of Default shall continue unremedied beyond any grace or cure period contained therein;

         (e) Consignee defaults, receives notice of default or notice of impending default with respect to any evidence of indebtedness, obligations or liabilities or other material agreement of Consignee (including but not limited to other consignment agreements), if the effect of such default is to accelerate the maturity of such indebtedness, obligations or liabilities or to permit the holders thereof (or any portion thereof) to cause such indebtedness, obligations or liabilities to become due prior to the stated maturity thereof, or if any indebtedness of Consignee is not paid, when due and payable, whether at the due date thereof or by acceleration or otherwise;

         (f) Consignee shall (i) apply for, consent to, or suffer the appointment of a custodian, receiver, trustee or liquidator of it or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) fail to pay its debts generally as they become due, (v) file, or have filed against it, a petition for relief under Title 11 of the United States Code, (vi) file, or have filed against it, a petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or corporate action shall be taken for the purpose of effecting any of the foregoing, or (vii) suffer a material adverse change in its business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise;
    and which, in the case of any involuntary proceeding under (i), (iii),
    (iv), (v) or (vi) is not dismissed or discharged within thirty (30) days of its commencement;

         (g) An order, judgment or decree shall be entered, without the application, approval or consent of Consignee by any court of competent jurisdiction, approving a petition seeking reorganization of Consignee or appointing a custodian, receiver, trustee or liquidator of Consignee or of all or a substantial part of the assets of Consignee;

         (h) Occurrence of any material loss, theft, or destruction of or damage to the Consigned Precious Metal or Precious Metal or any products or property which includes Consigned Precious Metal or Precious Metal;

         (i) Consignee discontinues or suspends or threatens to discontinue or suspend the operation of Consignee's fine jewelry import and/or manufacturing business or a substantial part thereof (as presently conducted) for any reasons;

         (j) For any reason the present chief financial officer shall cease to be or function as the chief financial officer of Consignee and a successor is not appointed within ninety (90) days of such cessation;

         (k) For any reason the present President shall cease to be or function as the chief executive officer of Consignee and a successor is not appointed within sixty (60) days of such cessation;

         (l) Guy Benhamou shall cease to own directly at least forty percent (40%) of the outstanding voting stock of Consignee and neither the foregoing shareholder nor Consignee shall have given Consignor at least sixty (60) days prior written notice of the cessation of such level of ownership by such shareholder;

         (m) all or a substantial part of the assets of Consignee or any of Consignee's subsidiaries or affiliates is seized, nationalized, expropriated or compulsorily acquired by or under the authority of any governmental authority and such action has a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, prospects or condition, financial or otherwise, of Consignee;

         (n)  any Event of Default shall occur under the Guaranty;

         (o)  Consignee fails to notify Consignor in writing within thirty
    (30) days following the date upon which one or more suits are filed against Consignee by a trade creditor or trade creditors of Consignee demanding relief in the aggregate amount of One Million Dollars ($1,000,000) or more; or

         (p) one or more judgments or arbitration awards are entered against Consignee, or Consignee enters into any settlement agreements with respect to any litigation or arbitration, in the aggregate amount of One Million Dollars ($1,000,000) or more on a claim or claims not covered by insurance.

              Upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default, Consignor may, by Notice to Consignee, terminate this Agreement as provided in Section 14 and declare all liabilities, indebtedness or obligations of Consignee to be due and payable, provided, however, that the foregoing listing of Events of Default shall not be deemed to limit Consignor's right at any time, even if an Event of Default has not occurred, to demand that Consignor Redeliver Consigned Precious Metal and to demand payment of all liabilities, indebtedness or obligations of Consignee to Consignor, subject to and pursuant to the provisions of
    Section 14 of this Agreement. Upon Consignor's declaration or demand, and subject to the terms and conditions of the Intercreditor Agreement, such indebtedness shall become immediately due and payable, both as to principal and/or interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other evidence of such indebtedness, obligations and liabilities to the contrary notwithstanding. Notwithstanding the foregoing, in the case of an Event of Default under Section 13(f)(i),
    (ii), (iii), (iv) or (vi)(and assuming that the thirty (30) day period provided for in Section 13(f), if applicable, has expired) or under
    Section 13(g) of this Agreement, this Agreement shall terminate immediately and automatically upon the occurrence of such Event of Default, and all of the liabilities, indebtedness or obligations of Consignee shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Consignee, anything contained herein or in any other evidence of such indebtedness, obligations and liabilities to the contrary notwithstanding. Subject to the terms and conditions of the Intercreditor Agreement,

    Consignor may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Consignor, under this Agreement or under any agreement securing the obligations of Consignee hereunder, whether afforded by the Uniform Commercial Code or otherwise afforded by law or in equity. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. Consignee agrees to pay Consignor's reasonable attorney's fees and legal expenses incurred in enforcing Consignor's rights, powers and remedies under this Agreement and any agreement securing the liabilities, indebtedness or obligations of Consignee to Consignor, whether such enforcement is directly by Consignor or through its agent.

14. TERMINATION

    This Agreement shall terminate, at the election of Consignor, upon the occurrence of any Event of Default. Unless otherwise terminated in accordance with the terms hereof, this Agreement shall continue until either Consignor or Consignee elects to terminate this Agreement by not less than thirty (30) day's prior Notice to the other party. Termination of this Agreement shall not affect Consignee's duty to pay and perform in full its obligations to Consignor hereunder. On the effective date of the termination of this Agreement, Consignee shall either Redeliver or purchase and pay for all Consigned Precious Metal which Consignor has previously Delivered and which has not been paid for or Redelivered, the price to be based on Consignor's spot market price on the effective date of termination.

15. MISCELLANEOUS

         (a) This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the execution and delivery to Consignor of this Agreement, and shall continue in full force and effect so long as this Agreement and any other indebtedness, obligations and liabilities of Consignee to Consignor is outstanding and unpaid. In this Agreement, reference to a party shall be deemed to include the successors and permitted assigns of such party, and all covenants and agreements in this

    Agreement by or on behalf of Consignee shall inure to the benefit of the successors and assigns of Consignor.

         (b) Consignee will reimburse Consignor upon demand for all out-of-pocket costs, charges and expenses of Consignor (including reasonable fees and disbursements of counsel to Consignor) incurred in connection with (i) the preparation, execution and delivery of this Agreement and any security document, intercreditor agreement or collateral sharing agreement related to this Agreement; (ii) the consummation of the transactions contemplated hereby or thereby; (iii) any amendments, modifications, consents or waivers in respect hereof or thereof; and (iv) any enforcement hereof or thereof. Notwithstanding the generality of the foregoing, Consignee will defend, indemnify and hold harmless Consignor, its employees, agents, officers and directors, from and against any and all reasonable claims, demands, penalties, causes of action, fines, liabilities, settlements, damages, penalties, costs or expenses of whatever kind or nature known or unknown, foreseen or unforeseen, contingent or otherwise arising out of any breach by Consignee of any of the provisions of this Agreement.

         (c) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

         (d) No modification or waiver of any provision of this Agreement, or of any other document contemplated hereby, nor consent to any departure of Consignee from a provision, shall be effective unless the same shall be in writing. A written consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on Consignee, in any one case, shall entitle Consignee to any other or future notice or demand in the same, similar or other circumstances.

         (e) Neither any failure nor any delay on the part of Consignor in exercising any right, power or privilege hereunder, or in any other instrument given as security therefore, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise, or the exercise of any other right, power or privilege.

         (f) Consignee shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Consignor.

         (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         (h) Any Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. As used in this Agreement, the term "person" shall include any individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         (i) CONSIGNEE HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATES OF RHODE ISLAND AND NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF RHODE ISLAND AND THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF ANY OF CONSIGNEE'S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT (PROVIDED, HOWEVER, THAT ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK SHALL ONLY BE BROUGHT IN THE CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. CONSIGNEE AND CONSIGNOR EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTER WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN). NO PARTY TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY ASSIGNEE OR SUCCESSOR OF A PARTY, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY

    RELATED INSTRUMENTS. ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH
    A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

    IN WITNESS WHEREOF, Consignor and Consignee have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.


                                BANQUE PARIBAS

                                        Lincoln Payton
                                        ----------------------
                                 By:    Lincoln Payton
                              Title:

                                        Amy N. Kirschner
                                        ----------------------
                                 By:    Amy N. Kirschner
                              Title:    Vice President



                                OROAMERICA, INC.

                                        Shiu Shao
                                        ----------------------
                                 By:    Shiu Shao
                              Title:    Senior Vice President
                                        Chief Financial Officer

EXHIBIT A-1
- - -----------------------------------------------
Approved Locations for Consigned Precious Metal
- - -----------------------------------------------

OroAmerica, Inc.
443 North Varney Street
Burbank, CA  91502

OroAmerica, Inc.
580 Fifth Avenue, Suite 300
New York, NY  10036

OroAmerica, Inc.
550 So. Hill Street
Suites 685 and 688
Los Angeles, CA  90013

OroAmerica, Inc.
455 N. Moss Street
Burbank, CA  90502

EXHIBIT A-2
DOMESTIC VENDORS
- - -----------------

A & S
712 S. Olive St. #602
Los Angeles, CA 90014

Adamian Jewelry
U.S. Gold Trading Co., Inc.
610 S. Broadway #630
Los Angeles, CA  90014

Angel's Jewelry Mfg. Co. Inc.
712 S. Olive St.#301
Los Angeles, CA  90014

Badakian Co.
610 S. Broadway
Suites 518-519
Los Angeles, CA  90014

Bali Jewelry, Ltd.
50 Wallabout St.
Brooklyn, NY  11211

Boliden Metech, Inc.
P.O. Box 500
1 Main St.
Burrillville, RI  02839

C.U.T. Mfg. Co., Inc.
Forest Road Shopping Center
500 Forest Road
Monroe, NY  10950

Chain & Charm Co.
412 W. 6th St.
Ste. #1104
Los Angeles, CA  90014

Chain Smith Jewelry Co.
5128 Walnut Grove Ave.
San Gabriel, CA  91776

Crafford Tool & Die Co.
Crafford Precision Products Co.
1 Industrial Court
East Providence, RI  02915

Don Cross
250 W. McIntyre
Key Biscayne, FL  33149

D & W Jewelry Co., Inc.
45 West 45th Street
New York, NY  10036

D & Z Jewelry
404 W. 7th Street, #1222
Los Angeles, CA  90014

Danvik Corp.
404 W. 7th St.
Suites 415-417-420
Los Angeles, CA  90014

Do-All Jewelry Mfg. Co. Inc.
44 Burlews Court
Hackensack, NJ  07601

Domenech Mfg.
7105 S.W. 47th St. #409
Miami, FL  33155

Eden Jewelers & Repair
323 C Eden Meadow Road
Eden, NC  27288

Elegant Designs, Inc.
650 S. Hill St. #609
Los Angeles, CA  90014

Elico, Inc.
7855 McConnell Ave.
Los Angeles, CA  90045

Elizabeth Jewelry Mfg. Corp.
2 W. 47th St. #1208
New York, NY  10036

Englehard West, Inc.
5510 E. La Palma Ave.
Anaheim, CA  92807

Eurospark Industries, Inc.
40-35 22nd Street
Long Island City, NY  11101

Fancy
650 S. Hill St., Ste. #228
Los Angeles, CA  90014

Fine Quality Product, Inc.
28 W. 36th St., Rm. #802
New York, NY  10018

Gee & Gee Jewelry Co., Inc.
119 W. 23rd St., #202
New York, NY  10011

Giselko Enterprises
718 So. Hill St., #300
Los Angeles, CA  90014

Gold Craft Jewelry Corp.
650  S. Hill St. #618
Los Angeles, CA  10011

Goldmark Mfg., Inc.
3611 14th Ave.
Brooklyn, NY  11218

Gori & Zucchi Inc.
521 5th Ave.
New York, NY  10175-0398

Grasant Manufacturing Co. Inc.
48-50 Main Street
Newark, NJ  07105

Handy & Harman
1849 Business Center Dr.
P.O. Box B
Duarte, CA  91010-0256

Haraeus PMR, Inc.
11135 Walden Ave.
Alden, NY  14004

Horizon Metals Division
3925 N. Pulaski Road
Chicago, IL  60641

House of Bangles
2 W. 47th St.
New York, NY  10036

J. Vincent & Co.
31 W. 47th St.
New York, NY  10036

J.K. Jewelry Inc.
2024 West Henrietta Road
Suite #5F
Rochester, NY  14623

Juroh, S.A.
1145 Sawgrass Corp. Pkwy.
P.O. Box 450417
Sunrise, FL  33345-0417

K.J.M. Jewelry, Inc.
111 West 7th St., #501
Los Angeles, CA  90014

L.A. Clasps dba Novita
430 N. Halstead St.
Pasadena, CA  91107-3124

Lee's Manufacturing Co. Inc.
1700 Smith Street
North Providence, RI  02911-0037

Liberty Investment Exchange
Div. of Arts Elegance Inc.
5205 Leesburg Pike #206
Falls Church, VA  22041

Loren Industries Inc.
2801 Greene St.
Hollywood, FL  33020

M. & S. Manufacturing
610 S. Broadway
Ste. #708
Los Angeles, CA  90014

Manfred Muller
366 5th Ave. #117
New York, NY  10001

Metalor USA Refining Corp.
255 John L. Dietsch Blvd.
North Attleboro, MA 02760

Mohan's Inc.
46 25 American Way Plaza
Memphis, TN  38118

Nazaryan Jewelry
404 W. 7th St. #1208
Los Angeles, CA  90014

Nubar Kegulian
610 S. Broadway
Suite #510
Los Angeles, CA 90014

O'Con Enterprises, Inc.
821 N. 21 Avenue
Hollywood, FL  33020

Odea S.A.
335 Hudson St.
Hackensack, NJ  07601

Okai Corporation
687 Lehigh Ave.
P.O. Box 897
Union, NJ  07083

Olef Creations Inc.
75 Varick St. 7th Fl.
New York, NY  10013

Omega Engineering, Inc.
P.O. Box 14001
Church Street  Station
New York, NY  10249-0011

Precision Etchings & Findings
380 Jefferson Blvd. Bldg. F
Warwick, RI  02886

R & D Jewelry
606 S. Hill St. #517
Los Angeles, CA  90014

R & M Fine Jewelry
610 S. Broadway, #720 & #721
Los Angeles, CA  90014

Rope Chain Enterprises
610 S. Broadway Suite #818
Los Angeles, CA  90014

Royal Quality Jewelry Mfg.
650 S. Hill St. #710
Los Angeles, CA  90014

S.N. Gold
25 W. 45th St.
Suite 702
New York, NY  10036

Sakoura Design
37-02 48th Ave.
Long Island City, NY 11101

Sarkissian Designs
6859 Tujunga Ave.
N. Hollywood, CA  91605

Stamp-Rite Tools & Die Corp.
62 W. 39th St. Rm. 906
New York, NY  10018

Stan Lee Corp.
P.O. Box 580297
Dallas, TX  75258

Stern/Leach Co.
550 South Hill Street
Los Angeles, CA  90013

Technic Inc.
P.O. Box 395
Atwood, CA  92601

H.M. Tenkerian
411 W. 7th St. #505
Los Angeles, CA  90014

Touch of Gold
Manufacturers of Fine Jewelry
607 S. Hill St., Suite 844
Los Angeles, CA  90014

Unit Findings & Chain Manufacturing
41-17 28th Street
Long Island City, NY  11101

Wiesner Manufacturing Co.
150 Willard Ave.
Providence, RI  02905-2391

EXHIBIT A-3
FOREIGN VENDORS
- - -------------------------
AFFILIATE FOREIGN VENDORS
- - -------------------------

Exportadores Bolivianos S.R.L.
Calle David Garzon #285
La Paz, Bolivia

L.A. Estilos - LinkZona Franca Industrial
San Pedro de Marcoris
Santo Domingo
Dominican Republic

Oroamerica Italia S.R.L.
Largo Parolini, No. 31
36061 Bassano Del Grappa
Vincenza
Italy

P.T.  Nikijoyo/Oroindo
P.T. Nikijoyo
Jl. Cikurai #10
Malnag-Jatim
Indonesia

S.I.C.O.R.
Via Torino 7
Romano D'Ezzelino
Vincenza
Italy, 36060

Star Exports S.A. - Links
General Velarde 708
Suquillo
Lima, Peru

EXHIBIT A-3
FOREIGN VENDORS
- - -----------------------------
NON-AFFILIATE FOREIGN VENDORS
- - -----------------------------

Adipaz Ltd.
20 Pierre Koenig St.
Talpiot
Jerusalem, Israel

Alangold Creazioni
Via Pavane, 7
36065 Mussolente
Vicenza, Italy

Allessandro Rancan
Via G. Carducci, 2/4
36070 Trissino (VI)
Italy

Alessi Domenico
Via Dei Tulipani, 3/5
36061 Bassano Del Grappa
Vicenza
Italy

ARPAS International
Ahmet Kutsi Tecer Cad, Gol
No. 26 Merter
Istanbul, Turkey

Aurex Chile LTDA
Decima Avenida 1244
San Miguel
Santiago, Chile

Aurindustria Del Peru S.A.
Pasaje Jorge Chavez #120
Urb. Miramar, San Miguel
Lima, Peru

Aux S.A.
Urb. Industrial Grimaneza
Calle 2 Lote 8-19 Callao
Lima, Peru

Bassano Gold Products SRL
Via Leonardo da Vinci 17
36066 Sandrigo
Italy

Beffi Daniel Factory
Via Villafranca 18
17030 Carlenda (SV)
Italy

Bellanda E. Boratto
Via G. Durando, 30
36100 Vicenza
Italy

Chiangmai Chain & Jewelry
Chiangmai University
Chiangmai 50002
Thailand

Christie's Jewelers
Edif. Abaroa Plaza Abaroa
Belisandro Salinas
Castilla 8585
La Paz, Bolivia

Ciemmeo SRL
Via Pavane 5
36060 Mussolente
Vicenza, Italy

Claudio Fuccin
International Gold & Fine Jewelry
Piazza Garibaldi, 10-36100
Vicenza
Italy

Co. Ar.
Strada E N 32  S.
Zend
52040 Arezzo
Italy

Alberto Dal Fante
Via Boidrin, 719
36100 Vicenza
Italy

David Rozenvasser Ltd.
3 Hasadna Street
P.O. Box 3590
Petah Tikwa
Israel  49130

De Oro
De Oro S.A.
Jr. Cantuarias 275
Miraflores
Lima, Peru

Eurosilber S.N.C.
Via Umberro Giordano 6/A
36100 Vincenza
Italy

Evan S.R.L.
Via S. Antonio 2/A
36060 Casoni Di Mussolente
Vicenza
Italy

Fasti
Via Pollsen, 24
10016 Montalto Dora (TO)
Italy

Finesse
Urb. La Villa
P.O. Box 09-0207
Chorrillos
Lima, Peru

G. B. Catene SNC
Via Edison, 14
52100 Arezzo
Italy

Gold G.D.C.
Via De Basserone, 51
52041 Badia al Pino
Arezzo, Italy

Gold Masters
Strada Asolana, 93/A
36060 Romano D'Ezzelino
Vincenza, Italy

Goldeks Alyin Ve Douz Tic. A.S.
Piyerloti Cad No. 26-28
Cerbearlitas, Istanbul
Turkey

Goldline, SNC.
Via Toniolo, 15/2
52100 Arezzo
Italy

Goldstar
Via Fontanelle, 1
36100 Vicenza
Italy

Itam
Zona Indust. Manciano, 48/E
52043 Catiglion Fiorent.
Arrezzo
Italy

L.A.C.
Via Spin. 142
Romano Di Ezzelino
Italy

Lacchetti
F.LLI Lacchetti Di Gianfranco
   & Gianpaolo SNC
Via Dell'Industria
36070 Trissino
Vincenza
Italy

Locam
Via Cal Baroncello, 38
36061 Bassano Del Grappa
Vincenza
Italy

Lucchetta Armando
Via Travettore, 202
36061 Bassano Del Grappa
Vincenza
Italy

Massimiliano Scuccato
Via S. Benedetto, 19
36050 Bressanvido
Vincenza
Italy

Creazioni Michelangel
Via Manzi, 182/A
52033 Capresse, Michelangelo
Arezzo
Italy

Minero Metalugico Andina
Minero Metalugico Andino S.A.
Larraburre Y Unanue 299
 Of. 704
Lima 11, Peru

Momjian
The Jerusalem Jewelry Mfg. Co.
Atarot Industrial Zone
P.O. Box 19379
91193 Jerusalem, Israel

Nardi & Falsini
Loc. Castelnuovo, 208
52100 Subbiano
Arezzo
Italy

Nuovo Catena
Via Lugana, 1
36065 Mussolente
Vicenza
Italy

Organizacion de Exportacion
Arreddondo S.A.
Calle Loayza No. 167-173
La Paz, Bolivia

Oroisrael Jewelry Industries
45 Kibbutz Galuyot St.
Tel-Aviv 66550
Israel

B. Quattro
Via Louara, 1B
36070 Trissino
Vincenza
Italy

Rigo Fratelli
Oreficeria F.LLI Rico
  Di Rigo G. & R. S.N.C.
Via Dell 'Industria, 73/B
36070 Trissing
Vincenza
Italy

Royal Chain Canada, Inc.
451 Millway Avenue
Unit #4
Concord, Ontario  L4K3V6
Canada

S.I.L.O.
Via Vecchia Aretina
2/R - Castiglion Fibocchi
Italy, 52029 (AR)

Sartori Franco SRL
Via Marasca, 22
36100 Vicenza
Italy

Sun-Ray Setting
San Juan Foreign Trade Zone 61
Building 1
Bay 1-A
Road #165, Km 2.4
Pueblo Viejo, Guaynabo
Puerto Rico 00657

Tecchio Gabriella
Via Oltreagno, 6
36070 Trissino
Vincenza
Italy

Tecnigold SPA
Via Molini, B/A
31030 Bassano Del Grappa
Vicenza
Italy

I. Toscanini
Via Fievan Landi, 38
52100 Arezzo
Italy

Triade 1992
29 Contra Santa Caterina
36100 Vicenza
Italy

Trulla del Ben
Via Vecchia Ferreira, 50
Vicenza
Italy

Uno-A-Erre
Via Fiorentina, 550
52100 Arezzo
Italy

EXHIBIT A-4
CUSTOMER RECONSIGNMENT PROGRAMS
- - -------------------------------
SECURED
- - -------------------------------

Abraham & Strauss
580 5th Ave.
New York, NY 10036

Barry's
111 W. Lemon Ave.
Monrovia, CA  91016

Crescent Jewelers
Victor R. Graber Co.
315 11th St.
Oakland, CA  94607

Fedco Inc.
9300 Santa Fe Springs Road
Sante Fe Springs, CA  90670

Finlay
500 8th Ave.
New York, NY  10018

Kohl's Dept. Stores
North 54 W. 13600 Woodale Dr.
Menomonee Falls, WI  53051

Q.V.C./Beverly Hills Co.
Goshen Corporate Park
1365 Enterprise Blvd.
Westchester, PA  19380

Sears
4849 Greenville Ave., Suite 1000
Dallas, TX 75206-9998

Sterling
375 Ghent Rd.
Akron, OH  44333

Zales Corp.
901 W. Walnut Hill Lane
Irving, TX  75038

Zales Diamond Parks Fine Jewlery
901 W. Walnut Hill Lane
Irving, TX  75038

EXHIBIT A-4
CUSTOMER RECONSIGNMENT PROGRAMS
- - -------------------------------
UNSECURED
- - -------------------------------

Elangy
Three Ethel Rd.
Edison, NJ  08818

Fred Meyer Jewelers
3800 S.E. 22nd Ave.
Portland, Oregon  97202

Friedman & Co.
4 W. State Street
Savannah, Georgia  31401

Max Club
5432 Bolsa Ave.
Huntington Beach, CA  92649

R.J. Associates
2525 South 17th St.
Wilmington, NC 28401

EXHIBIT B
- - -------------------------------------------------
MATERIAL CHANGES AND EVENT OF DEFAULT CERTIFICATE
- - -------------------------------------------------
 ..................., 19......


     The undersigned, the Chief Financial Officer of OROAMERICA, INC., in accordance with Section 11(e)(iv) of the Consignment Agreements (the "Consignment Agreements") by and between OROAMERICA, INC., and each of the following: ABN AMRO Bank N.V., New York Branch, Banque Paribas, Credit Suisse, Deutsche Bank AG, New York Branch, Fleet Precious Metals Inc., Republic National Bank of New York and Union Bank of Switzerland, New York Branch (collectively, the "Consignors"), the undersigned does hereby certify that I have reviewed the terms of the Consignment Agreements and that I have reviewed the accompanying Financial Statements and that, to the best of my knowledge, as of the date of such Financial Statements, I have no knowledge of any event or condition which constitutes an Event of Default or which with notice or lapse of time, or both, would constitute an Event of Default under the Consignment Agreements except for the following:.......................................................
 .................................................................
 .................................................................
 .................................................................

      The following are material changes (whether positive or negative) reflected in the accompanying Financial
Statements:......................................................
 .................................................................
 .................................................................
 .................................................................

OROAMERICA, INC.

By:.........................................
Name:.......................................
     Chief Financial Officer

Date:.................

EXHIBIT C
- - ---------------
Monthly Reports
- - ---------------
Exhibit C-1
- - -------------------------------------
PRECIOUS METALS BORROWING BASE REPORT
- - -------------------------------------

Month/Year:..........................

Gold Price:..........................

Silver Price:........................

A. Consigned Ounces:

Gold:
ABN:               ..........oz.          $..........
Banque Paribas:    ..........oz.          $..........
Credit Suisse:     ..........oz.          $..........
Deutsche Bank:     ..........oz.          $..........
Fleet:             ..........oz.          $..........
Republic:          ..........oz.          $..........
UBS:               ..........oz.          $..........
UBS/Chemical:      ..........oz.          $..........
Other:             ..........oz.          $..........
Total Consigned
Gold Ounces:       ..........oz.          $..........


Silver:
ABN:               ..........oz.          $..........
Banque Paribas:    ..........oz.          $..........
Credit Suisse:     ..........oz.          $..........
Deutsche Bank:     ..........oz.          $..........
Fleet:             ..........oz.          $..........
Republic:          ..........oz.          $..........
UBS:               ..........oz.          $..........
UBS/Chemical:      ..........oz.          $..........
Other:             ..........oz.          $..........
Total Consigned
Silver Ounces:     ..........oz.          $..........

B.   Adjusted Eligible A/R (as defined):  $..................

C.   Equity Gold:  ..........oz.          $..................

     Equity Silver: .........oz.          $..................
       Greater of:
       B + C > or = $12MM
       B + C > or = Fifteen (15%) of FMV of Consigned Precious
           Metal
       B + C > or = FMV of Gold in Foreign Locations with
           Affiliate Foreign Vendors and Non-Affiliate Foreign Vendors plus FMV of 1,500 oz. of Gold on Unsecured Memorandum

       Gold in Burbank:                     ...............oz.

       Silver in Burbank:                   ...............oz.

       Gold at Other U.S. Corporate Locations
       (Ex. A-1)                            ...............oz.

        TOTAL:                              ...............oz.

       Gold at Domestic Vendors (Ex. A-2):  ...............oz.

       Gold at Non-Affiliate Foreign Vendors (Ex. A-3):
               Bolivia:                     ...............oz.
               Canada:                      ...............oz.
               Chile:                       ...............oz.
               Israel:                      ...............oz.
               Italy:                       ...............oz.
               Peru:                        ...............oz.
               Puerto Rico:                 ...............oz.
               Thailand:                    ...............oz.
               Turkey:                      ...............oz.
               Other:                       ...............oz.
               TOTAL:                       ...............oz.

      Gold at Affiliate Foreign Vendors  (Ex. A-3):
               Bolivia:                     ...............oz.
               Dominican Republic:          ...............oz.
               Indonesia:                   ...............oz.
               Italy:                       ...............oz.
               Peru:                        ...............oz.
               Other:                       ...............oz.
               TOTAL:                       ...............oz.


          Secured Memorandum/Reconsignment
          Programs (Ex. A-4) ("SM/RPs"):    ...............oz.

          Unsecured Memorandum/Reconsignment
          Programs (< OR = 1,500 oz.) (Ex. A-4)
          ("UM/RPs"):                       ...............oz.

          SM/RPs + UM/RPs
          (< OR = 40,000 oz.):                          YES/NO

          Sample/salesperson lines
          (< OR = 2,700 oz. all salespersons:..............oz.
          (< OR =   150 oz. per salesperson:...............oz.

          Value Added/Tangible Net Worth
          (< OR = 15%)                                  YES/NO

     Gold Abroad with Any One
     Non-Affiliate Foreign Vendor (< OR = 4,000 oz.):   YES/NO

     Aggregate Gold Abroad with All
     Affiliate Foreign Vendors and
     Non-Affiliate Foreign Vendors
        (< OR = 40,000 oz. 4/1-11/30; < OR = 25,000 oz.
        all other times):                              YES/NO


     Aggregate Ounces on Reconsignment/
     Memorandum
     (< OR = 30% of Consignee's Tangible Net Worth):   YES/NO

     Reconsignment Memorandum Ounces to
     Any Single Customer
     (< OR =10%  of Consignee's Tangible Net Worth):   YES/NO

     Total Precious Metal Consigned < 170%
     (160% 2/1-7/31)
     Precious Metal at
     Principal Office and New York                     YES/NO

     TOTAL consignment ounce
     availability:           ............oz.  $...............

EXHIBIT C-2
COVENANT COMPLIANCE CERTIFICATE

Month/Year:..................    Required                Actual
                                 ------------------------------
Current Ratio (perpetual test):  > OR = 2:1(1/1-9/30)
                                 > 1.5:1 (10/1-12/31)..........

Working Capital (perpetual test): > $32MM            ..........
Minimum Tangible Net Worth
    perpetual test):             > OR = $38MM (FYE 1995)
                                 > OR = $42MM + 75% x NOI
                                 of previous quarter ..........

Total Liabilities (GAAP)/TNW
     (perpetual test)            < 1.25:1            ..........
Total Liabilities (including consignments,
      excluding Subordinated Indebtedness)/
      TNW (perpetual test):      < OR =2.75:1 (1/1-6/30);
                                 < OR =2.95:1 (7/1-8/31)
                                 < OR =3.25:1 (9/1-12/31)......

Interest Coverage
     (as defined; annual test)   > OR =1.15.1        ..........

EXHIBIT D
ELIGIBLE ACCOUNTS RECEIVABLE


     "Adjusted Eligible Accounts Receivable" means: (a) from January 1 through June 30 of each year, Seventy-Five Percent (75%) of the dollar value of the Eligible Accounts Receivable; and (b) from July 1 through December 31 of each year, Eighty Percent (80%) of the dollar value of the Eligible Accounts Receivable."

     "Eligible Accounts Receivable" means an Account (as defined below):

          (a) arising from the sale of goods or the performance of services by Consignee in the ordinary course of Consignee's business as presently conducted;

          (b) upon which Consignee's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatever;

          (c) against which is asserted no defense, counterclaim or setoff, whether well founded or otherwise;

          (d) that is a true and correct statement of a bona fide indebtedness incurred in the amount of the Account for merchandise sold and accepted by, or for services performed for and accepted by, the Receivable Debtor (as defined below) obligated upon such Account;

          (e)  with respect to which an invoice has been sent;

          (f) that is owned by Consignee and not subject to any right, claim, or interest of another other than security interests in favor of Consignor and liens approved by Consignor;

          (g) that does not arise from a sale to or performance of services for an employee, affiliate, parent, or subsidiary of Consignee, or an entity which has common officers or directors with Consignee;

          (h) that is not the obligation of a Receivable Debtor that is the federal government or a political subdivision thereof unless Consignor has agreed to the contrary in writing and Consignee has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, with respect to such obligation;

         (i) that is not the obligation of a Receivable Debtor that is any state of the United States or any city, town, municipality or division thereof;

          (j) that is not the obligation of a Receivable Debtor located in a foreign country;

          (k) that is not the obligation of a Receivable Debtor to whom Consignee is or may become liable for goods sold or services rendered by the Receivable Debtor to Consignee;

          (l) that does not arise with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Receivable Debtor may be conditional;

          (m) that is not in default. An Account shall be deemed in default upon the occurrence of any of the following:

               (1) The Account is not paid within the sixty (60) day period starting on its due date, provided, however, that the due date shall be no later than ninety (90) days from the invoice date;
               (2) Any Receivable Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or
               (3)  Any petition is filed by or against any
Receivable Debtor obligated upon such Account under any bankruptcy law or any other law or laws for the relief of debtors;

          (n) that does not, when added to all other Accounts that are obligations of the Receivable Debtor, at any time result in a total sum that exceeds twenty percent (20%) of the total balance then due on all Accounts;

          (o) that is not the obligation of a Receivable Debtor who is in default (as defined in subparagraph (m) above) on twenty-five percent (25%) or more of the Accounts upon which such Receivable Debtor is obligated;

          (p) that does not arise from the sale or lease of goods which remain in Consignee's possession or under Consignee's control;

          (q) that does not arise from the sale of minerals or the like (including oil and gas) at the wellhead or minehead;

          (r) that does not arise under Consignee's guaranteed sales program;

          (s) that is not, in Consignor's sole discretion, included in the definition of "Inventory" in the Security
Agreement; and

          (t)  that is otherwise acceptable to Consignor.

     "Account" means any right to the payment of money owned by Consignee and arising out of the sale of goods or the rendition of services by Consignee which is not evidenced by an instrument or chattel paper.

     "Approved Lien" means any lien, encumbrance, or security interest on any property of Consignee that (a) Consignor has consented to in writing, or (b) is held by a creditor or factor with whom Consignor has entered into a written intercreditor agreement.

     "Receivable Debtor" means the person or entity obligated upon a Receivable.

     "Receivables" means all rights to the payment of money owned by Consignee, whether due or to become due and whether or not earned by performance including, but not limited to, Accounts, contract rights, chattel paper, instruments and documents.

SCHEDULE 1
- - ----------


     Consignee's jewelry manufacturing operations routinely involve the use of small quantities of Hazardous Materials.

     Consignee's Burbank facility (the "Facility") is located in an area of the San Fernando Valley which is either included in or adjacent to an extensive area of groundwater contamination known as the San Fernando Valley Superfund Site (the "Site"). In 1986, the U.S. Environmental Protection Agency (the "EPA") included portions of the Site on the National Priorities List of "Superfund Sites" pursuant to the provisions of CERCLA. Consignee is not a party to any litigation involving the Site, has not been identified by the EPA as a potentially responsible party ("PRP") under CERCLA and does not believe that it has contributed to the existing groundwater contamination at the Site. However, given the location of the Facility and the fact that Consignee's operations involve the use of small quantities of Hazardous Materials, no representation is made that the Consignee will not be named as a party to litigation or as a PRP with respect to the Site.

     On or about August 9, 1990, Consignee was cited by the City of Burbank, (the "Agency") for being out of compliance with Industrial Waste Discharge Permit #894. Consignee promptly took the action required by the Agency, and no further action has been taken or threatened by the Agency.

      On or about March 12, 1990, in obtaining a real estate loan, Consignee obtained a Phase I Environmental Report (the "Report") from Ralph Stone & Company, Inc. A copy of the Report has been furnished to Consignor. Based on the conclusions in the Report, Consignee has taken no remediation action with respect to the property.